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                    SUB-INVESTMENT ADVISORY AGREEMENT

                                                       April 13, 1995

George D. Bjurman & Associates
10100 Santa Monica Boulevard
Suite 1200
Los Angeles, California 90067

Dear Sirs:

          Mitchell Hutchins/Kidder, Peabody Investment Trust III, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust") and Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins"), the Trust's manager, confirm their agreement with George D. Bjurman & Associates (the "Adviser"), with respect to the Adviser's serving as the investment adviser of Mitchell Hutchins/Kidder, Peabody Small Cap Growth Fund (the "Fund"), a series of the Trust, as follows:

Section 1. Services as Investment Adviser.

          (a) The Trust anticipates that the Fund will employ its capital by investing and reinvesting in investments of the type specified in the Trust's Declaration of Trust dated April 8, 1993 as amended from time to time (the "Declaration of Trust"), and in the current Prospectus and Statement of Additional Information describing the Fund as from time to time in effect, and in the manner and to the extent approved by the Board of Trustees of the Trust. Copies of the current Prospectus and Statement of Additional Information describing the Fund have been submitted to the Adviser and Mitchell Hutchins.

          (b) Under an agreement dated as of April 13, 1995 between the Trust and Mitchell Hutchins relating to the Fund (the
"Management Agreement"), Mitchell Hutchins serves as the Fund's

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manager and has the responsibility of selecting and compensating an investment adviser to the Fund. Acting pursuant to the authority provided in the Management Agreement, Mitchell Hutchins selects the Adviser to serve as the Fund's investment adviser for the compensation set out in Section 4 of this Agreement.

          (c) Subject to the supervision and direction of the Trust's Board of Trustees, and subject to review by Mitchell Hutchins, the Adviser, as the Fund's investment adviser, will manage the Fund's portfolio in accordance with the investment objective and stated policies of the Fund, will make investment decisions for the Fund and will transmit substantially all purchase and sale orders for the Fund's portfolio transactions to Mitchell Hutchins, which will place such transactions for execution with brokers or dealers selected by Mitchell Hutchins. It is understood that a limited portion of the Fund's portfolio transactions may be placed with brokers or dealers selected by the Adviser, subject to the supervision of the Board of Trustees and review by Mitchell Hutchins.

          (d) The Adviser will, at its own expense, maintain sufficient staff, and employ or retain sufficient personnel and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this Agreement.

          Section 2. Portfolio Transactions.

          Unless otherwise set forth in the current Prospectus describing the Fund or directed by Mitchell Hutchins or the Trust, the adviser will, in selecting brokers or dealers to effect transactions on behalf of the Fund, give primary consideration to securing the most favorable price and efficient execution. In so doing, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any transaction to which the Fund is a party or other transactions to which other clients of the Adviser may be a party. The Trust recognizes the desirability of the Adviser's having access to supplemental investment and market research and security and economic analyses provided by brokers and that those brokers may execute brokerage transactions at a higher cost to

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the Fund than would be the case if the transactions were executed on the basis of the most favorable price and efficient execution. The Trust, thus, authorizes the Adviser, to the extent permitted by applicable law and regulations, to pay higher brokerage commissions for the purchase and sale of securities for the Fund to brokers who provide supplemental investment and market research and security and economic analyses, subject to review by the Trustees of the Trust and of Mitchell Hutchins from time to time with respect to the extent and continuation of this practice. The Trust understands that the services provided by those brokers may be useful to the Adviser in connection with its services to other clients.

          Section 3. Costs and Expenses.

          The Adviser will bear the cost of rendering the services it is obligated to provide under this Agreement and will, at its own expense, pay the salaries of all officers and employees who are employed by both it and the Trust. The Adviser will provide the Fund with investment officers who are authorized by the Trust's Board of Trustees to determine purchases and sales of securities on behalf of the Fund and will employ a professional staff of portfolio managers who draw upon a variety of sources for research information for the Fund. Other expenses to be incurred in the operation of the Fund and not specifically borne by Mitchell Hutchins or the Adviser will be borne by the Fund, including: Mitchell Hutchins' fees for services rendered under the Management Agreement; shareholder servicing and distribution fees paid to Mitchell Hutchins under the terms of the Trust's plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"); charges and expenses of any registrar, custodian, transfer and dividend disbursing agent providing services to the Trust in connection with the Fund; brokerage fees and commissions; taxes; engraving and printing of the Fund's share certificates, if any; registration costs of the Fund and its shares under federal and state securities laws; the cost and expense of printing, including typesetting, and distributing of prospectuses describing the Fund and supplements to those prospectuses to regulatory authorities and the Fund's shareholders; all expenses incurred in conducting meetings of the Fund's shareholders and meetings of the Trust's Board of Trustees relating to the Fund;

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all expenses incurred in preparing, printing and mailing proxy statements and reports to shareholders of the Fund; fees and travel expenses of members of the Trust's Board of Trustees or members of any advisory board or committee who are not employees of Mitchell Hutchins, the Adviser, or any of their affiliates; all expenses incident to any dividend, withdrawal or redemption options provided to Fund shareholders; charges and expenses of any outside service used for pricing the Fund's portfolio securities and calculating the net asset value of the Fund's shares; fees and expenses of legal counsel, including counsel to the members of the Trust's Board of Trustees who are not interested persons of the Fund, Mitchell Hutchins or the Adviser, and independent auditors; membership dues of industry associations; interest on Fund borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Trust that inure to their benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification relating thereto); and all other costs of the Fund's operations.

          Section 4. Compensation.

          In consideration of services rendered pursuant to this Agreement, Mitchell Hutchins will pay the Adviser on the Trust's first business day of each month a fee that is accrued daily at the annual rate, for the previous month, of .50% of the value of the Fund's average daily net assets on assets up to but not including $25 million and .40% thereafter. The fee for the period from the date the Trust's registration statement describing the Fund (the "Registration Statement") is declared effective by the Securities and Exchange Commission (the "Commission") to the end of the month during which the Registration Statement is declared effective by the Commission will be prorated according to the proportion that the period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for the portion of the month in which this Agreement is in effect will be prorated according to the proportion that the portion bears to the full monthly period and will be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser under this Agreement, the value of the Fund's net assets will be computed in the manner described in the Trust's

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current Prospectus and/or Statement of Additional Information
describing the Fund.

          Section 5. Services to Other Companies or Accounts.

          (a) The Trust and Mitchell Hutchins understand and acknowledge that the Adviser now acts and will continue to act as investment manager or adviser to various fiduciary or other managed accounts and the Trust and Mitchell Hutchins have no objection to the Adviser's so acting, so long as that when the Fund and any account served by the Adviser are prepared to invest in, or desire to dispose of the same security, available investments or opportunities for sales will be allocated in a manner believed by the Adviser to be equitable to the Fund and the account. The Trust and Mitchell Hutchins recognize that, in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

          (b) The Trust and Mitchell Hutchins understand and acknowledge that the persons employed by the Adviser to assist in the performance of its duties under this Agreement will not devote their full time to that service; nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          Section 6. Continuance and Termination of the
                     Agreement.

          (a) This Agreement will become effective as of April 13, 1995, and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Trustees of the Trust or (b) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

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          (b) This Agreement is terminable without penalty, by
the Trust on not more than 60 nor less than 30 days' notice to Mitchell Hutchins and the Adviser, by vote of holders of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, or by Mitchell Hutchins or the Adviser on not more than 60 nor less than 30 days' notice to the Trust.

          (c) This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act or in rules adopted under the 1940 Act).

          Section 7. Filing of Declaration of Trust.

          The Trust represents that a copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and with the Boston City Clerk.

          Section 8. Limitation of Liability.

          (a) The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of the Adviser, who may be or become an officer, Trustee, employee or agent of the Trust, will be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering services to, or acting solely for, the Trust and not as an officer, director, employee or agent, or one under the control or direction of, the Adviser even though paid by the Adviser.

          (b) The Trust, Mitchell Hutchins and the Adviser agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been

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authorized by the Trustees of the Trust, and signed by an
authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including the Fund, will be liable for any claims against any other series.

          Section 9. Dates.

          This Agreement has been executed by the Trust and Mitchell Hutchins as of April 13, 1995 and will become effective as of that date.

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          If the terms and conditions described above are in
accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.



                         MITCHELL HUTCHINS/KIDDER, PEABODY
                         INVESTMENT TRUST III

                         By     /s/ Dianne E. O'Donnell
                            --------------------------------------
                                  DIANNE E. O'DONNELL
                             SECRETARY AND VICE PRESIDENT



                         MITCHELL HUTCHINS ASSET MANAGEMENT INC.

                         By        /s/ Margo Alexander
                            --------------------------------------
                                     PRESIDENT


Accepted:
GEORGE D. BJURMAN & ASSOCIATES

By:
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